As filed with the Securities and Exchange Commission on June 20, 1995
                          Registration No. 33-________


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                    PSC INC.
             (Exact name of Registrant as specified in its charter)


           New York                                        16-0969362
(State or other jurisdiction of             (IRS Employer Identification Number)
incorporation or organization)

                    675 Basket Road, Webster, New York 14580
                                 (716) 265-1600
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive office)

                                    PSC Inc.
                             1994 Stock Option Plan
                              (Full title of plan)


                                L. Michael Hone
                     President and Chief Executive Officer
                                    PSC Inc.
                                675 Basket Road
                               Webster, NY 14580
                           Telephone: (716) 265-1600
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                    Copy to:

                           Martin S. Weingarten, Esq.
               Boylan, Brown, Code, Fowler, Vigdor & Wilson, LLP
                               900 Midtown Tower
                              Rochester, NY 14604


                              Page 1 of 45 Pages
                           Exhibit Index at Page 9

                        CALCULATION OF REGISTRATION FEE



                                     Proposed        Proposed
                                     Maximum         Maximum
Title of                             Offering        Aggregate    Amount of
Securities to     Amount to be       Price Per       Offering     Registration
be Registered     Registered (1)     Share (2)       Price (2)    Fee
- -------------     --------------     -----------     ----------   ----------

Common Shares,    1,750,000 shares   $12.50          $21,875,000  $7,543.10
$.01 par value



     (1) The number of Common Shares to be registered may be adjusted in accordance with the provisions of the 1994 Stock Option Plan in the event that, during the period the 1994 Stock Option Plan is in effect, there is effected any increase or decrease in the number of issued Common Shares resulting from a subdivision or consolidation of shares or the payment of a stock dividend or any other increase or decrease in the number of shares or the payment of a stock dividend or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company. Accordingly, this Registration Statement covers, in addition to the number of Common Shares stated above, an indeterminate number of shares which by reason of any such events may be issued in accordance with the provisions of the 1994 Stock Option Plan.


     (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 and based upon the average of the high and low sales prices for the Common Shares as reported on the Nasdaq National Market on June 15, 1995.

                                    PART II

                     Information Not Required in Prospectus


Item 3. Incorporation of Documents by Reference.

     PSC  Inc.  (the  "Company")  hereby   incorporates  by  reference  in  this
Registration Statement the following documents:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

     (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

     (c) The Company's Current Report on Form 8-K dated December 21, 1994, as amended on March 2, 1995.

     (d) The description of the Company's Common Shares contained in the Company's Registration Statement on Form 8-A filed by the Company with the Securities and Exchange Commission on August 31, 1981.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

     The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

     Legal matters in connection with options under the 1994 Stock Option Plan and the Common Shares offered thereunder will be passed upon by Messrs. Boylan, Brown, Code, Fowler, Vigdor & Wilson, LLP, 900 Midtown Tower, Rochester, NY 14604. Justin L. Vigdor, a partner of this firm, is a director of the Company, and Martin S. Weingarten, counsel to this firm, is Secretary of the Company. Members of Boylan, Brown, Code, Fowler, Vigdor & Wilson, LLP beneficially own 14,555 Common Shares of the Company.

Item 6. Indemnification of Directors and Officers

     The Company's Certificate of Incorporation (the "Certificate") provides that no director of the Company shall be liable to the Company or its shareholders for monetary damages for any breach of fiduciary duty as a director except that such liability is not eliminated or limited to breaches of such duty that result (as established by a judgment or other final adjudication adverse to the director) from acts or omissions in bad faith or in violation of Section 719 of the New York Business Corporation Law (the "BCL") or involving intentional misconduct or a knowing violation of law or from which (as so established) such advantage to which he was not legally entitled. Section 719 of the BCL specifies certain corporate transactions, such as certain dividend declarations and dispositions of assets, as unlawful. The effect of this provision of the Certificate is to eliminate the rights of the Company and its shareholders (through shareholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of a fiduciary duty of care as a director. This provision does not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief, such as an injunction or rescission in the event of a breach of a director's duty of care.

     Pursuant to the BCL, the Company has adopted provisions in its by-laws which require the Company to indemnify its directors and officers to the fullest extent permitted by New York law, as from time to time in effect. The Company has also entered into indemnity agreements with each of its executive officers and directors providing for such indemnification. In addition, the Company maintains an officers' and directors' liability insurance policy insuring the covered individuals against acts or omissions taken by such persons in their capacities as officers or directors.

     The following summary describes the principal provisions of the Company's bylaws concerning indemnification of directors. The indemnification provided by the by-laws is not exclusive of any other rights to which the indemnified party may be entitled to under law.

     The Company is required, to the full extent authorized or permitted by law, to indemnify against all judgments, fines, penalties, amounts paid in settlement and reasonable expenses incurred in connection with actual or threatened litigation or proceeding, any person made or threatened to be made a party to any action or proceeding by reason of the fact that he, his testator or intestate (the "Responsible Person") (i) is or was a director or officer of the Company, (ii) if a director or officer of the Company, is serving or served, in any capacity, at the request of the Company, any other corporation or entity, or
(iii) if not a director or officer of the Company, is serving or served, at the request of the Company, as a director or officer of any other corporation or entity. The acts of the Responsible Person which were material to the cause of action must not have been committed in bad faith or have been the result of active and deliberate dishonesty, and the Responsible Person shall not have gained a financial profit or other advantage to which he was not legally entitled. If the acts of the Responsible Person fail to meet the above standard of conduct, no indemnification will be made.

     The expenses incurred by an indemnified person will be advanced or reimbursed by the Company if the person provides the Company with an undertaking to repay the Company if he is ultimately found not to be entitled to indemnification or if the advances exceed the indemnifications to which he is entitled.

     The by-laws establish the procedures pursuant to which the Board of Directors will determine, if indemnification has not been ordered by a court, whether the indemnified person has met the standard of conduct necessary for indemnification and resolve any dispute over the reasonableness of indemnification expenses. In addition, if the standard of conduct is met, the Company is authorized to provide such persons rights to indemnification or advancement of expenses in addition to those provided for in the by-laws pursuant to a resolution of the shareholders, a resolution of directors or an agreement providing for such indemnification.

     Any repeal or amendment of the by-laws reducing the extent of the indemnification of any person who could be a Responsible Person shall not, without his written consent, apply to any event, act or omission occurring or allegedly occurring prior to (i) the date of repeal or amendment if on such date he is not serving in any capacity for which he could be a Responsible Person, or
(ii) the 30th day following delivery of a notice of repeal or amendment as to any capacity to which he is serving on the date of such repeal or amendment other than as director or officer of the Company, for which he could be a Responsible Person, or (iii) the later of the 30th day following the delivery to him of notice of such repeal or amendment or the end of the term of office, if he is serving as a director or officer of the Company on the date of such repeal or amendment, with respect to being a Responsible Person in such capacity. No amendment of the BCL reducing the extent of permissible indemnification of a Responsible Person shall be effective as to such person with respect to any event, act or omission occurring prior to the effective date of the amendment.

Item 7. Exemption from Registration Claimed

     Inapplicable.

Item 8. Exhibits

     See Exhibit Index.

Item 9. Undertakings

     (a) Rule 415 Offering

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) Incorporating Subsequent Exchange Act Documents by Reference

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Indemification for Liabilities arising under the Securities Act of 1933

     Insofar as indemnification for liabilities arises under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and had duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Rochester, State of New York on June 19, 1995.


                                    PSC Inc.

                                    By: /s/ L. Michael Hone
                                    L. Michael Hone, President
                                    and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints L. MICHAEL HONE and JUSTIN L. VIGDOR, or either one of them, as true and lawful attorneys-in-fact, each with full power and authority to act as such without the other, and with full power of substitution, for him and in any and all capacities, to sign any amendments to this Registration Statement, and to file, the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, the undersigned hereby ratifying and confirming all that said attorneys-in-fact, or either of them or his substitute or substitutes, shall do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration statement has been signed below by the following persons in the capacities and on the dates indicated.

       Signature                Title                             Date


      /s/ L. Michael Hone       Director, Chairman of the         June 19, 1995
      L. Michael Hone           Board, President, and
                                Chief Executive Officer

      /s/ William J. Woodard    Vice President, Finance           June 19, 1995
      William J. Woodard        and Treasurer

                                Controller (Principal
         /s/ Scott D. Deverell  Accounting Officer)               June 19, 1995
         Scott D. Deverell


         /s/ Milton P. Axelrod  Director                          June 19, 1995
         Milton P. Axelrod


         /s/ Robert S. Ehrlich  Director                          June 19, 1995
         Robert S. Ehrlich


         /s/ James W. Henry     Director                          June 19, 1995
         James W. Henry


         /s/ Donald K. Hess     Director                          June 19, 1995
         Donald K. Hess


         /s/ James O'Shea       Director                          June 19, 1995
         James O'Shea


                                Director
         Jack E. Rosenfeld


         /s/ Abby R. Solomon    Director                          June 19, 1995
         Abby R. Solomon


         /s/ Justin L. Vigdor   Director                          June 19, 1995
         Justin L. Vigdor

                            EXHIBIT INDEX


         Exhibit                                                  Sequentially
         Number          Description                              Numbered Page

         4.1             PSC Inc. 1994 Stock Option Plan              11

         4.2             Form of Stock Option Agreement -             24
                         Incentive Stock Option

         4.3             Form of Stock Option Agreement -             30
                         Nonstatutory Stock Option

         4.4             Form of Stock Option Agreement -             36
                         Non-Employee Director Stock Option

         5.1             Opinion   and   consent  of  Boylan,         41
                         Brown,   Code,   Fowler,   Vigdor  &
                         Wilson,   LLP,   counsel   for   the
                         Registrant as to the legality of the
                         Common Shares being registered

         24.1            Consent of Arthur Andersen LLP,              42
                         Independent Public Accountants

         24.2            Consent of Boylan, Brown, Code,              41
                         Fowler, Vigdor & Wilson, LLP is
                         contained in their opinion filed as
                         Exhibit 5.1 to this Registration Statement